UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2013

Griffin Capital Essential Asset REIT, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-54377

MD	26-3335705
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2121 Rosecrans Avenue, Suite 3321 El Segundo, CA 90245

(Address of principal executive offices, including zip code)

3104696100

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.    Regulation FD Disclosure

On October 30, 2013, Griffin Capital Corporation, the sponsor of Griffin Capital Essential Asset REIT, Inc. (the “Registrant”), issued a press release disclosing the acquisition of the Fox Head Property (described below in Item 8.01). A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein solely for purposes of this Item 7.01 disclosure.

Pursuant to the rules and regulations of the Securities and Exchange Commission, the information in this Item 7.01 disclosure, including Exhibit 99.1 and information set forth therein, is deemed to have been furnished and shall not be deemed to be “filed” under the Securities Exchange Act of 1934.

Item 8.01          Other Events

On October 29, 2013, the Registrant acquired a single-story office facility (the “Fox Head Property”) consisting of approximately 81,600 rentable square feet located in Irvine, California and leased entirely to Fox Head, Inc. (“Fox Head” or “Tenant”). The purchase price for the Fox Head Property was $27.25 million, plus closing costs. The purchase price was partially funded with a draw of $27.7 million under the Registrant’s $400.0 million credit facility with KeyBank National Association (“KeyBank”) and other syndication partners under which $335.0 million has been committed (the “KeyBank Credit Facility”). On October 15, 2013, the Registrant remitted $55 million of cash on hand to pay down the KeyBank Credit Facility and consequently had the capacity to draw $27.7 million for the acquisition of the Fox Head Property. As of October 29, 2013, the amount drawn on the KeyBank Credit Facility is approximately $168.4 million. Other funding related to the acquisition of the Fox Head Property, such as earnest money deposits, were funded with proceeds from the Registrant’s public offering. Pursuant to a joinder agreement by a special purpose entity wholly-owned by the Registrant’s operating partnership (the “Property SPE”), in favor of KeyBank as administrative agent, the Fox Head Property now serves as additional collateral under the KeyBank Credit Facility, which security is evidenced by a mortgage on the Fox Head Property, and the Property SPE now serves as an additional borrower.

The Registrant’s advisor earned and was paid $681,250 in acquisition fees, plus reimbursement of $136,250 in advisor acquisition expenses in connection with the acquisition of the Fox Head Property.

Fox Head is one of the industry leaders in the motocross apparel space. Since its inception in 1974, Fox Head has steadily grown sales and expanded its distribution footprint, with operations in North America, Europe, and Asia. The Fox Head Property was a build-to-suit property for the Tenant and contains many unique, Tenant-specific, exterior design features. The Fox Head Property also features excess land at the rear of the property that is currently utilized as a BMX race course.

The Fox Head lease is a triple-net lease with a remaining term of over 14 years upon the Registrant’s acquisition, expiring in December 2027. The current annual base rent is approximately $1,806,000. Under the lease, the Tenant has the right to renew the lease for two five-year extension terms at 95% of the then-current fair market value.

The implied initial capitalization rate for the Fox Head Property is approximately 6.63%. The estimated going-in capitalization rate is determined by dividing the projected net operating income for the first fiscal year the Registrant owns the property by the acquisition price (exclusive of closing and offering costs). The net operating income is calculated by totaling the sum of all the revenues from the tenants including base rental revenue and expense reimbursement revenue then deducting the total of all the property expenses including utilities, insurance, real estate taxes, repairs and maintenance and all property operating expenses. The projected net operating income includes assumptions that may not be indicative of the actual future performance of a property, including the assumption that the tenants will perform its obligations under its lease agreements during the next 12 months.

Griffin Capital Essential Asset REIT Property Management, LLC will be responsible for managing the Fox Head Property and will be paid management fees in an amount of 3% of the gross monthly revenues collected from the Fox Head Property.

The acquisition of the Fox Head Property brings the Registrant’s total portfolio to 23 office and industrial distribution properties in 12 states totaling approximately 4.8 million rentable square feet and an aggregate purchase price of approximately $636 million.

Item 9.01.    Financial Statements and Exhibits.

(d)  Exhibit.

 99.1      Griffin Capital Essential Asset REIT, Inc. Press Release dated October 30, 2013

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Griffin Capital Essential Asset REIT, Inc.

Date: October 30, 2013	By:	/s/ Joseph E. Miller

Joseph E. Miller
Chief Financial Officer